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                                                                    EXHIBIT 99.1

                 HEALTHWATCH, INC. ANNOUNCES PRIVATE PLACEMENT
                                 OF SECURITIES

ATLANTA, GEORGIA, MARCH 23, 2000 -  FOR IMMEDIATE RELEASE

HealthWatch, Inc. (NASDAQ SmallCap Symbol:HEAL) announced today that it has raised gross proceeds of $5,408,000 from the sale of Series D Preferred Units. The Company issued 54,080 shares of the Series D 8% Convertible Preferred Stock, which is initially convertible into approximately 1.55 million shares of common stock, and warrants to purchase that number of shares of common stock equal to 25% of the shares of common stock initially issuable upon conversion of the Series D 8% Convertible Preferred Stock at an exercise price of $3.50 per share.

Paul Harrison, the Company's CEO stated, "this financing alleviates the severe capital constraints under which the Company had been operating and enables us to aggressively pursue our business plan."

Such securities, including those which have been sold and those which are proposed to be sold, will not be, and have not been, registered under the Securities Act of 1933 and may not be and have not been offered or sold in the United States absent registration or an applicable exemption from registration requirements.

On March 21, 2000, Richard T. Case and Stanford L. Schwartz tendered their resignations as directors of HealthWatch, Inc. effective immediately. The Company is currently seeking two new independent directors to fill the vacant positions on its board of directors created by the resignation of Messrs. Case and Schwartz.

This release contains certain "forward-looking" statements, including statements regarding, among other items, the Company's growth strategy, industry and demographic trends, the Company's ability to generate additional sales of its products and anticipated trends in its business. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the Company's need for additional financing, intense competition in various aspects of the Company's business, the risks of rapid growth, dependence on key personnel, product obsolescence, and/or lack of market acceptance and other related factors.

For more information about HealthWatch, contact Marilyn May, Vice President at (404) 262-0181.